UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2009 (July 14, 2009)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA		22102
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code

(703) 714-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On July 20, 2009, JER Investors Trust Inc. (the “Company”) and JER Commercial Debt Advisors LLC (the “Manager”), an affiliate of J.E. Robert Company Inc., entered into an amendment to the management agreement (the “Management Agreement”) between the Company and the Manager in connection with the Amendment described in Item 8.01.  Pursuant to the Amendment, the Manager and the Company agreed, effective as of April 1, 2009, that during the months of April, May, June, July, August and September, 2009 (the “Restricted Months”), (i) the Company shall not be required to make any payments of base management fees and/or incentive fees otherwise due and payable under the Management Agreement (collectively, the “Fees”) in excess of $75,000 per month (the “Monthly Cash Limit”) and (ii) any Fees accruing and otherwise payable under the Management Agreement in excess of the Monthly Cash Limit shall be deferred and due and payable by the Company to the Manager on such date after September 30, 2009 as the Company and the Manager shall mutually agree in writing.

Item 8.01.  Other Events.

On July 14, 2009, the Company entered into an amendment (the “Amendment”) with the counterparty to the Company’s seven (7) year fixed rate-for-fixed interest rate agreement (the “Agreement”), reducing the July, August and September 2009 monthly payments due under the Agreement from $384,134 to $75,000 and resulting in an aggregate deferral in payments of $927,402 (the “Deferred Payment Amount”) during such three (3) month period.  In addition, the Amendment, which is effective as of July 9, 2009, provides that commencing in October 2009, through and including September 2010, the Company’s monthly payments under the Agreement shall be increased from $384,134 to $461,418, thereby providing for the repayment of the Deferred Payment Amount over the twelve (12) month period following August 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)

Date: July 20, 2009	By:	/s/ J. Michael McGillis
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer